INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment 48 to Registration Statement No. 002-39272 of General American Separate Account 2 on Form N-4 of our report dated February 15, 2002 on the financial statements of General American Separate Account 2, and of our report dated April 12, 2002 on the financial statements of General American Life Insurance Company (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph that discusses the Company's change in basis of accounting , as of January 1, 2000, as a result of a business combination accounted for as a purchase), both appearing in the Prospectus, which is part of such Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Saint Louis, MO
April 29, 2002



The Board of Directors
General American Life Insurance Company:


We consent to the use of our report on the financial statements of General American Life Insurance Company dated February 4, 2000, included herein, and to the reference to our firm under the heading "Experts" in the Prospectus for General American Separate Account Two.


/s/KPMG LLP

St. Louis, Missouri
April 29, 2002